Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269346

PROSPECTUS SUPPLEMENT NO. 62

(to Prospectus dated February 7, 2024)

MSP RECOVERY, INC.

285,715 Shares of Class A Common Stock

This prospectus supplement no. 62 amends and supplements the prospectus dated February 7, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-269346). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 19, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale, from time to time, by the selling stockholders identified below, or their permitted transferees, of up to 285,715 shares of our Class A Common Stock, par value $0.0001 per share that we may issue and sell to YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville” or the “Selling Securityholder”) fund managed by Yorkville Advisors Global, LP from time to time after the date of this prospectus, pursuant to the Standby Equity Purchase Agreement (the “Yorkville SEPA”) dated November 14, 2023, entered into with Yorkville. See the section entitled “Yorkville Facility” for a description of the Yorkville SEPA.

Yorkville Facility

The shares of our Class A Common Stock being offered by Yorkville have been and may be issued pursuant to the Yorkville SEPA. Under the Yorkville SEPA, the Company agreed to issue and sell to Yorkville, from time to time, and Yorkville agreed to purchase from the Company, up to $250 million of the Company’s Class A Common Stock. The Company shall not affect any sales under the Yorkville SEPA, and Yorkville shall not have any obligation to purchase shares of our Class A Common Stock under the Yorkville SEPA, to the extent that after giving effect to such purchase and sale: (i) Yorkville would beneficially own more than 9.99% of the Company’s Class A Common Stock at the time of such issuance (the “Ownership Limitation”), or (ii) the aggregate number of shares of Class A Common Stock issued under the Yorkville SEPA together with any shares of Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed 158,295 shares of Class A Common Stock, which is 19.99% of the aggregate number of shares of outstanding voting Common Stock as of November 14, 2023 (the “Exchange Cap”). Effective January 8, 2025, the Exchange Cap was effectively lifted, allowing the Company to issue shares to Yorkville pursuant to the Yorkville SEPA and the Yorkville Convertible Notes in excess of the Exchange Cap. As a result of the Ownership Limitation, the Company may not have access to the full $250 million amount available under the Yorkville SEPA.

The shares of Class A Common Stock will be sold to Yorkville pursuant to the Yorkville SEPA at the election of the Company as specified in the Advance Notice and at a per share price equal to: (i) 98% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the Class A common stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Class A common stock on the Nasdaq during the Option 2 Pricing Period. In addition, provided that there is a balance outstanding under the Convertible Notes, shares of Class A Common Stock may also be sold to Yorkville pursuant to the Yorkville SEPA at the election of Yorkville, pursuant to a Yorkville Advance.

Yorkville Convertible Notes

In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.75 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. The maturity date of these Convertible Notes is November 30, 2026 (as extended pursuant to the Yorkville Letter Agreement) and may be further extended at the discretion of Yorkville.

Pursuant to a Supplemental Agreement dated June 26, 2025, Yorkville agreed to advance to the Company, in the form of Convertible Notes, an additional $3.0 million subject to the terms and conditions set forth in the Yorkville SEPA. In connection thereto, on June 26, 2025, we issued a Convertible Note in the principal amount of $0.75 million, resulting in net proceeds to us of $0.70 million. On July 16, 2025, we issued a Convertible Note in the principal amount of $0.75 million, resulting in net proceeds to us of $0.70 million. On August 8, 2025, we issued a Convertible Note in the principal amount of $0.75 million, which Yorkville disbursed in two payments: (i) $0.36 million on August 8, 2025, and (ii) $0.36 million on August 15, 2025. On September 18, 2025, we issued a Convertible Note in the principal amount of $0.38 million, resulting in net proceeds to us of $0.36 million, and on September 29, 2025, we issued a Convertible Note in the principal amount of $0.38 million, resulting in net proceeds to us of $0.34 million. The maturity date of the Convertible Notes is March 31, 2027, which date may be extended at the discretion of Yorkville.

On October 10, 2025, in connection with the Yorkville SEPA, and subject to the terms and conditions set forth therein, the Company and Yorkville entered into a second Supplemental Agreement (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth in the Second Supplemental Agreement. Advances pursuant to the Second Supplemental Agreement are subject to a 10% original issue discount, and may be issued in increments such that the net principal increase incurred by such advance under the Second Supplemental Agreement to the aggregate principal amount of all Pre-Paid Advances then outstanding does not exceed $1.0 million.

Interest shall accrue on the outstanding balance of any Convertible Note at an annual rate equal to 5.0%, subject to an increase to 18.0% upon an event of default as described in the Convertible Notes, and is payable upon maturity or upon the occurrence of a Trigger Event. Yorkville may convert the Convertible Notes into shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the Convertible Note issued on April 8, 2024, $263.375 per share, (ii) with respect to the Convertible Note issued on June 26, 2025, $14.00 per share (iii) with respect to the Convertible Note issued on July 16, 2025, $14.00 per share, (iv) with respect to the Convertible Note issued on August 8, 2025, $14.00 per share, (v) with respect to the Convertible Note issued on September 18, 2025, $2.00 per share, and (vi) with respect to the Convertible Note issued on September 29, 2025, $2.00 per share; or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $0.50 (the “Floor Price”). Yorkville, at its discretion, and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance of shares of Class A Common Stock to Yorkville at a price per share equivalent to the Conversion Price as determined in accordance with the Convertible Notes; Yorkville, in its sole discretion, may select the amount of any such conversion, provided that the number of shares issued does not cause Yorkville to exceed: (i) the Ownership Limitation or (ii) the number of shares registered pursuant to this Registration Statement. Any amounts payable under a Convertible Note will be offset by such amount sold pursuant to a Yorkville Advance.

On April 8, 2024, the Company and Yorkville reached an agreement (the “Yorkville Letter Agreement”) to: (1) reduce the Floor Price from $224.00 to $175.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to September 30, 2025. In addition, the parties agreed that the third Convertible Note for $5.0 million would be issued on April 8, 2024. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the Yorkville SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13.0 million on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

On May 2, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $175.00 to $87.50. On July 11, 2024, the daily VWAP for our Class A Common Stock had been below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger. On July 12, 2024, Yorkville agreed to extend the due date for the first Monthly Payment, due as a result of a Floor Price Trigger, to September 11, 2024. On August 13, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $87.50 to $26.25, thereby curing the Floor Price Trigger pursuant to the terms of the Yorkville SEPA. On December 6, 2024, stockholders holding at least a majority of our outstanding voting capital stock, including our Class A Common Stock and Class V Common Stock, approved by written consent as required by Nasdaq Rule 5635(d), the issuance of shares of common stock of the Company in excess of the Exchange Cap set forth in the Yorkville SEPA. Effective January 8, 2025, the Exchange Cap was effectively lifted, allowing the Company to issue shares to Yorkville pursuant to the Yorkville SEPA and the Yorkville Convertible Notes in excess of the Exchange Cap. On January 24, 2025, the Company and Yorkville agreed that Monthly Payments resulting from a Floor Price Trigger would be due no sooner than April 30, 2025, and that the Company would initiate Advance Notices weekly to issue and sell shares remaining under an existing effective registration statement. On April 10, 2025, Yorkville further agreed to: (i) extend the due date for the first Monthly Payment to November 30, 2026, (ii) extend the maturity date of the Convertible Notes to November 30, 2026, and (iii) to waive Volume Threshold and Maximum Advance Amount limitations set forth in the Yorkville SEPA. On June 5, 2025, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $26.25 to $7.00. On August 5, 2025, the Floor Price was reduced from $7.00 to $3.50. On September 5, 2025, the Floor Price was reduced from $3.50 to $2.00. On September 15, 2025, the Floor Price was reduced from $2.00 to $1.60. On September 29, 2025, the Floor Price was reduced from $1.60 to $1.20. On October 10, 2025 the Floor Price was reduced from $1.20 to $1.00 per share. On October 28, 2025, the Floor Price was further reduced from $1.00 to $0.50.

On December 22, 2025, the Company’s Class A common stock ceased trading on the Nasdaq Capital Market and began trading on the OTC Venture market (“OTCQB”). Pursuant to Section 2(a)(iv) of the Notes, an Event of Default is deemed to occur if the Company’s common stock ceases to be quoted or listed for trading on any “Primary Market” for a period of 10 consecutive trading days (the “Primary Market Period”). The 10 consecutive trading-day Primary Market Period following the Nasdaq delisting concluded on January 6, 2026. On January 8, 2026, Yorkville delivered a letter to the Company memorializing Yorkville’s agreement to extend the Primary Market Period from 10 consecutive trading days to 90 calendar days, or through March 22, 2026, provided that the Company’s Class A common stock remains quoted for trading on the OTCQB during such period. This extension has the effect of deferring Yorkville’s enforcement of remedies arising solely from the Nasdaq delisting, subject to the satisfaction of the foregoing condition.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Class A Common Stock by Yorkville, and any discounts, commissions, or concessions received by Yorkville, are deemed to be underwriting discounts and commissions under the Securities Act. Yorkville may offer and sell the securities covered by this prospectus from time to time. Yorkville may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

The registration of securities covered by this prospectus does not mean that Yorkville will offer or sell any of the shares of our Class A Common Stock. Yorkville may offer, sell, or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by Yorkville pursuant to this prospectus. However, we expect to receive proceeds from sales of Class A Common Stock that we may elect to make to the Selling Securityholder pursuant to the Yorkville SEPA, if any, from time to time in our discretion. See “Committed Equity Financing” for a description of how the price we may sell shares of Class A Common Stock to the Selling Securityholder is calculated pursuant to the Yorkville SEPA. We provide more information about how the Selling Securityholder may sell or otherwise dispose of the shares of our Class A Common Stock in the section entitled “Plan of Distribution.”

Our Common Stock, Public Warrants and New Warrants are listed on OTC Markets under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On May 18, 2026, the closing price of Common Stock was $0.0304 per share, the closing price of our Public Warrants was $0.0044 per warrant and the closing price of our New Warrants was $0.0002 per warrant.

Effective at 11:59 PM EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this prospectus supplement No. 62 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2026

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39445	84-4117825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3525 NW 7th Street Miami, Florida	33125
(Address of principal executive offices)	(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Hazel Partners Holdings, LLC Funding

On May 15, 2026, MSP Recovery, Inc. (the “Company”), through its subsidiaries, entered into a letter agreement with Hazel Partners Holdings LLC (“Hazel”), in its capacity as administrative agent and lender under the Company’s existing working capital credit facility (the “Hazel Letter Agreement”) to provide $0.1 million to be used primarily for operating expenses.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (the “Q3-2025 Form 10-Q”), the Company is party to a working capital credit facility with Hazel (the “Working Capital Credit Facility”), which includes a discretionary funding mechanism referred to as the Operational Collection Floor. Advances under the Operational Collection Floor are made solely at Hazel’s discretion, are not subject to any commitment or minimum availability, and are conditioned on the satisfaction or waiver of applicable conditions under the governing credit documentation. The Working Capital Credit Facility does not provide the Company with committed liquidity, does not establish a borrowing base, and does not obligate Hazel to fund any amounts.

As of the filing of the Q3-2025 Form 10-Q, the Company disclosed that aggregate advances under the Operational Collection Floor had reached approximately $6.0 million, and that no remaining funding capacity was available under the facility at that time.

Pursuant to the Hazel Letter Agreement, Hazel has agreed, in its sole discretion, to make a one-time advance of $0.1 million to increase the Operational Collection Floor beyond the previously disclosed level. The advance was funded on May 15, 2026, subject to the conditions set forth in the Hazel Letter Agreement and the underlying credit agreement, including the absence of any event of default or default at the time of funding.

The $0.1 million advance is a standalone accommodation and does not reinstate, replenish, or otherwise reopen availability under the Working Capital Credit Facility or the Operational Collection Floor. Other than this specific advance, no additional funding is currently available to the Company under the Working Capital Credit Facility, and the Company has no rights to, and no reasonable basis to expect, any further advances thereunder. The Hazel Letter Agreement does not modify the discretionary nature of the facility, does not create any commitment for future funding, and does not provide the Company with access to ongoing or recurring liquidity.

The Company cautions that the receipt of the $0.1 million advance should not be viewed as indicative of Hazel’s willingness to provide future funding, the availability of additional liquidity, or the Company’s ability to meet its operating or debt service obligations beyond the funding of this specific amount.

The foregoing description of the Hazel Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Hazel Letter Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

VRM MSP Recovery Partners, LLC Advance

On May 15, 2026, the Company entered into a letter agreement (the “Advance Letter”) with VRM MSP Recovery Partners, LLC (“VRM”), pursuant to which VRM agreed to make available a one-time advance of recovery proceeds of $0.1 million to be used primarily to support the Company’s accounts payables.

The Advance Letter provides that the Company will reimburse VRM for the full amount of the Advance, together with certain amounts previously permitted to be used by MSP Recovery from recovery proceeds otherwise distributable to VRM (the “Prior Consents”), promptly upon the closing of any loan or other financing transaction by the Company or its affiliates (other than proceeds from certain short-term financing from Hazel Partners Holdings, LLC), including financing from YA II PN, Ltd. or any debtor-in-possession financing in the event the Company operates under Chapter 11 protection. The Advance Letter further contemplates that any such financing counterparty would permit the use of financing proceeds for the reimbursement described above.

The Advance is described in the Advance Letter as a one-time advance and does not imply any obligation of VRM to provide any further advances, and VRM reserved all rights under the applicable limited liability company agreement and related documents.

The foregoing description of the Advance Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Advance Letter, which is filed as an exhibit to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events

On May 19, 2026, the Company received notice from OTC Markets Group Inc. (“OTC Markets”) that, because the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the related OTCQB Annual Certification, the Company no longer satisfies the requirements for continued quotation on the OTCQB Venture Market. As a result, OTC Markets indicated that the Company’s Class A common stock will be downgraded from the OTCQB Venture Market to the OTC Pink market effective as of the open of trading on May 20, 2026.

The downgrade of the Company’s Class A common stock from the OTCQB Venture Market to the OTC Pink market does not affect the Company’s ticker symbol or CUSIP number, and the Company remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company is evaluating its options with respect to becoming current in its SEC reporting obligations and seeking requalification for quotation on the OTCQB market; however, there can be no assurance that the Company will regain compliance with the OTCQB continued quotation standards or otherwise requalify for quotation on the OTCQB market.

The downgrade to the OTC Pink market could adversely affect the liquidity and market price of the Company’s Class A common stock and could limit the availability of market quotations, analyst coverage, and the Company’s ability to access certain investors or capital markets participants.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s plans, expectations, and ability to become current in its SEC reporting obligations and seek requalification for quotation on the OTCQB Venture Market. Forward-looking statements may generally be identified by the use of words such as “anticipate” “believe,” “expect,” “intend,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance or results, and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made herein by the Company speaks only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict or identify all such events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause actual results to differ materially include, among others, the Company’s liquidity and capital resources, its ability to complete and file required SEC reports, and its ability to satisfy applicable OTC Markets quotation standards. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Virage Letter Agreement dated May 15, 2026
10.2	Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 2, 2024 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 7, 2024)
10.3	Hazel Letter Agreement dated May 15, 2026
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.

Dated: May 19, 2026	By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Chief Executive Officer

3

Exhibit 10.1

May 15, 2026

MSP Recovery, LLC

3525 NW 7th St

Miami, FL 33125

Attention:	Mr. John Ruiz

RE: One-time Limited Advance

Dear John:

Reference is made to the Fifth Amended and Restated Limited Liability Company Agreement of VRM MSP Recovery Partners, LLC (the “Company”) dated August 1, 2020, as amended by Amendment No. 1 thereto dated December 1, 2020, Amendment No. 2 thereto dated March 9, 2022, and Amendment No. 3 thereto dated July 28, 2023, and Letter Amendment dated as of November 13, 2023 (the “LLC Agreement”). Any capitalized term used but not defined herein has the meaning ascribed to such term in the LLC Agreement.

Virage Capital Management LP (“Virage”), as manager of the Company, has previously (x) consented to MSP Recovery, LLC using Recovery Proceeds otherwise distributable to the Company pursuant to (i) email correspondence between Virage and MSP Recovery, LLC (“MSP Recovery”) dated September 5, 2025, (ii) the executed letter agreement between Virage and MSP Recovery, LLC dated October 16, 2025; (iii) the executed letter agreement between Virage and MSP Recovery, LLC dated November 14, 2025; (iv) the executed letter agreement between Virage and MSP Recovery, LLC dated November 26, 2025; (v) the executed letter agreement between Virage and MSP Recovery, LLC dated December 19, 2025; and (vi) the executed letter agreement between Virage and MSP Recovery, LLC dated February 19, 2026; and (y) advanced certain amounts pursuant to (i) the executed letter agreement between Virage and MSP Recovery, LLC dated March 20, 2026, (ii) the executed letter agreement between Virage and MSP Recovery, LLC dated April 2, 2026, (iii) the executed letter agreement between Virage and MSP Recovery, LLC dated April 16, 2026, and (iv) the executed letter agreement between Virage and MSP Recovery, LLC dated May 1, 2026 (collectively, (x) and (y) the “Prior Consents”).

This is to confirm our mutual understanding that the $94,000 advanced by the Company to MSP Recovery, LLC (“MSP Recovery”) shall be used to support MSP Recovery’s accounts payables (the “Advance”), provided that:

(i)	MSP Recovery will immediately reimburse the Company for the full amount of the Advance, as well as the Recovery Proceeds and that certain advance identified in the Prior Consents, with any proceeds from a closing on any loan or other financial transaction between MSP Recovery or any of its affiliates and a financing counterparty (except for the proceeds received from any short-term financing from Hazel Partners Holdings, LLC), including from YA II PN, Ltd. and pursuant to any debtor-in-possession financing in the event MSP Recovery is operating under Chapter 11 protection;

(ii)	any such counterparty agrees for MSP Recovery to use the proceeds from such loan or financial transaction to reimburse the Company for MSP Recovery’s use of all the Advance and Recovery Proceeds and that certain advance identified under the Prior Consents, including any debtor-in-possession financing in the event MSP Recovery is operating under Chapter 11 protection; and

(iii)	prior to using any of the Advance, MSP Recovery remains agreeable to appointing Nader Tavakoli as its Chief Restructuring Officer who will be responsible for overseeing the use of the Advance, subject to Mr. Tavakoli’s acceptance.

The foregoing is a one-time Advance and does not imply any obligation of the Company to provide further Advances. The Company and Virage reserve all rights under the LLC Agreement and related documents.

[Signature Page Follows]

1700 Post Oak Boulevard, 2 BLVD. Place, Suite 300 ● Houston, Texas 77056 ● Phone: 713.840.7700

Sincerely,

VRM MSP Recovery Partners LLC

	By:	Virage Capital Management LP, its manager
		By:	Virage LLC, its general partner

By:
			Name:	Edward Ondarza
			Title:	Manager

Acknowledged and Agreed to:

Virage Recovery Master LP

By:	Virage Recovery LLC, its general partner

By:
	Name:	Edward Ondarza
	Title:	Manager
Date:

MSP Recovery, LLC

By:
Name:	John H. Ruiz
Title:	Authorized Representative
Date:

1700 Post Oak Boulevard, 2 BLVD. Place, Suite 300 ● Houston, Texas 77056 ● Phone: 713.840.7700

Exhibit 10.3

HAZEL PARTNERS HOLDINGS LLC

May 15, 2026

MSP Recovery, LLC

2701 South Le Jeune Road, 10th Floor

Coral Gables, FL 33134

Attn:	John Ruiz, Chief Executive Officer

Dear Mr. Ruiz:

Reference is made to:

1.	the Amendment No. 3 to Second Amended and Restated Credit Agreement, dated October 1, 2024 (the “Credit Agreement”), among Subrogation Holdings, LLC, a Delaware limited liability company (the “Borrower”), MSP Recovery Claims, Series LLC – Series 15-09-321 (the “Series”), a registered series of MSP Recovery Claims, Series LLC, a Delaware limited liability company, and MSP Recovery, LLC, a Florida limited liability company (the “Parent”) and Hazel Partners Holdings LLC, as Lender (the “Lender”) and as Administrative Agent (in such capacity, the “Administrative Agent”).

Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings assigned to such terms in the Credit Agreement.

The Borrower has requested funding in the amount of $94,000 to increase the Operational Collection Floor.

According to Section 2.1(c)(ii) of the Credit Agreement, the Administrative Agent may, at its sole discretion and subject to appropriate Collateral, increase the Increased Term Loan B Commitment by an additional $6,000,000 upon Parent’s request and consent, to be disbursed over a period of three to six months commencing on a date occurring after August 25, 2024, to be determined by the Administrative Agent, and upon such terms and conditions to be determined by the Administrative Agent, and any such increase will correspondingly increase the amount of the Operational Collection Escrow Floor (the “Operational Collection Floor Increase”).

With respect to the Operational Collection Floor Increase, the Administrative Agent confirms (i) that on March 3, 2025 it funded $1,750,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (ii) on April 4, 2025 it funded $1,500,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (iii) on May 2, 2025 it funded $750,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (iv) on May 16, 2025 it funded $750,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (v) on June 2, 2025, it funded $750,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (vi) on December 12, 2025 it funded $150,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (vii) on December 30, 2025 it funded $100,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (viii) on January 7, 2026 it funded $325,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (ix) on January 12, 2026 it funded $100,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (x) on January 14, 2026 it funded $155,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (xi) on January 16, 2026 it funded $252,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (xii) on January 20, 2026 it funded $300,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (xiii) on January 22, 2026 it funded $75,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (xiv) on January 26, 2026 it funded $250,000 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (xv) on February 19, 2026 it funded $200,000 from the Collections of the HC Case Proceeds (as defined below) to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount and (xvi) on March 23, 2026 it funded $75,000 from the Collections of the HC Case Proceeds (as defined below) to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount and (xvii) on April 2, 2026 it funded $125,000 from the Collections of the HC Case Proceeds (as defined below) to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (xviii) on April 16, 2026 it funded $117,500 from the Collections of the HC Case Proceeds (as defined below) to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by the same amount, and (xix) on May 1, 2026 it funded $87,813 from the Collections of the HC Case Proceeds (as defined below) and funded $49,687 to the Borrower under section 2.1(c)ii and, as such, increased the Operational Collection Floor by $137,500 and (xx) its willingness to make an additional increase of the Operational Collection Floor in the aggregate amount of $94,000 by May 15, 2026 (the “Credit Date”) to be used solely as approved by the majority of the Borrower’s Operating Committee members, thus with the Operational Collection Floor increased in aggregate of $7,956,000 (the “Aggregate Operational Collection Floor”).

In addition, the Administrative Agent provided funding in the amount of $550,000 on April 10, 2025 to MSP Recovery, LLC, for payment of legal expenses (together with the Aggregate Operational Collection Floor: “Additional Financing”).

The Administrative Agent confirms that as of the date of this letter, other than as set forth above, the conditions to funding of the Operational Collection Floor Increase by the Lender have either been satisfied or waived by it; provided however, that the Administrative Agent reserves all of its rights under the Credit Agreement and each of the related agreements in respect thereof should an event occur or new information become available to the Administrative Agent immediately prior to funding.

The Administrative Agent and Lender is aware that Owner Pledgor is in receipt of HC Case Proceeds of approximately $1,300,0001 related to property and casualty litigation (the “HC Case Proceeds”), which (x) 50% of such proceeds are due to Assignor, and (y) 50% of such proceeds are due to the Assignee. The Collections from the HC Case Proceeds (in the total approximate amount of $605,3132) have been granted as Collateral to the Lender, pursuant to the Credit Agreement.

The payment of the Operational Collection Floor Increase in the amount of $94,000 is made at the sole discretion of the Administrative Agent and Lender under the condition that as of the Credit Date, after giving effect to this payment requested on the Credit Date, no event would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default. The Borrower shall not derive any claims for additional payments or any further rights from this payment. Additional payments under the Operational Collection Floor Increase may only be made at the sole discretion of the Administrative Agent and Lender.

Except as set forth above, the Administrative Agent reserves all of its rights under the Credit Agreement.

[1]	Note: This amount is an estimate based off historical data and not final
[2]	Note: This amount is an estimate based off historical data and not final

[Signature pages follow]

ADMINISTRATIVE AGENT AND LENDER:

HAZEL PARTNERS HOLDINGS LLC

By:
Name:	Christopher Guth
Title:	Authorised Attorney

cc:	Via Email

Roger Meltzer

Tom Hawkins

[Signature page for Funding Letter continues]

Agreed and acknowledged:

SUBROGATION HOLDINGS, LLC

By:
Name:
Title:	Authorized Representative

MSP RECOVERY, LLC

By:
Name:

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